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INTERVIDEO, INC.

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On August 28, 2006, Steve Ro, the Company’s CEO, sent an email to all employees announcing the transaction.

InterVideo Update

From Steve Ro

To: ALLCORP

Subject Header: Corel to Acquire InterVideo

Hello Team,

I am very pleased to announce that InterVideo has signed an agreement to be acquired by Corel, a leading global packaged software company.

With this acquisition, the combined company will provide the industry’s broadest portfolio of digital media software ranging from photo sharing and image editing products to more advanced digital imaging, video editing, and high definition DVD creation and playback software. Customers and partners will now have access to a full breadth of award-winning digital media brands including WinDVD, WinDVD Creator, Ulead Photo Impact, VideoStudio, DVD Movie Factory, Corel Paint Shop Pro and the soon to be released Snapfire—all from one trusted source.

The product lines, distribution channels and customer sets of the two companies are highly complementary. By marrying InterVideo’s portfolio with Corel’s, the combined company will be able to provide complete digital media solutions to end-users and partners. In addition, we will be able to leverage each other’s global distribution capabilities and Corel will be able to gain added traction in the Asia Pacific region and in key markets like Japan where we have a very strong market presence.

Our shareholders and industry regulators must approve the transaction so there are a few steps to complete before the acquisition officially closes. In the meantime, it is business as usual as we work through the close process.

We have scheduled to have a meeting today in Fremont at 4:30 to meet with Amish Mehta, the Chairman of Corel and will make arrangements for communications regarding this deal in other locations shortly.

Steve